Exhibit 4.1

ENPATH MEDICAL, INC. 1999 INCENTIVE STOCK OPTION PLAN

(as amended through April 27, 2006)

1.             Purpose. The purpose of this Plan is to further the growth and general prosperity of Enpath Medical, Inc. (the “Company”), by enabling the employees of the Company, who have been or will be given responsibility for the affairs of the Company, to acquire shares of its common stock under the terms and conditions and in the manner set forth by this Plan, increasing their personal involvement in the Company and to enable the Company to obtain and retain the services of those employees.

2.             Administration. This Plan will be administered by a Committee of at least two (2) Directors who are non-employee directors within the meaning of Section 16 of the Securities Exchange Act of 1934 and the rules, regulations and interpretations promulgated thereunder, including Rule 16b-3.

The Committee will have the power and authority to award stock options or restricted stock to eligible participants under the Plan, and each award will be evidenced by a written agreement (Stock Option Agreement or Restricted Stock Agreement) and a document containing the terms and conditions of this Plan.

3.             Eligibility and Participation. Employees eligible to receive options or restricted stock under the Plan will be key personnel including officers of the Company and directors who are also employees of the Company. The Committee may allot to such participant options to purchase shares or restricted stock grants as the Committee will from time to time determine: provided, however, that no employee may be allotted an option unless the option exercise price not less than the fair market value of the stock on the date of grant, and the option is, by its terms, not exercisable after six (6) years from the date of grant.

4.             Shares Subject to Plan. Subject to adjustment as provided in Section 5, an aggregate of up to 1,100,000(1) shares of the Common Stock of the Company will be subject to the Plan and the Committee is authorized to grant options hereunder with respect to such number of shares. Any unsold shares subject to an option under the Plan, which for any reason expires or otherwise terminates may again be made subject to option under the Plan at the discretion of the Committee.

5.             Adjustments Upon Changes in Capitalization. In the event of a merger, consolidation, reorganization, stock dividend, stock split, or any other change in corporate structure or capitalization affecting the Company’s common shares, appropriate adjustment will be made in the maximum number of shares available under the Plan or to any one individual and in the number, kind, option, price, etc. of shares subject to options or restricted stock awarded under the Plan.

(1)           The Plan originally authorized 400,000 shares of Common Shares for issuance. An amendment to the Plan to increase the number of shares under the Plan by 500,000 was authorized by the Board of Directors on April 24, 2003 and was approved by shareholders on October 21, 2003. An amendment to the Plan to increase the number of shares under the Plan by 200,000 was authorized by the Board of Directors on February 16, 2006 and was approved by shareholders on April 27, 2006.

6.             Terms and Conditions of Options. The Committee will have power subject to the limitations contained in the Plan, to prescribe any terms and conditions in respect to the granting or exercise of any option under the Plan and in particular will prescribe the following terms and conditions:

(a)           Each option will state the number of shares to which it pertains.

(b)           Each option will be granted within ten years of the date the Plan is adopted.

(c)           Each option will be exercisable only within six years of the date of grant.

(d)           The purchase price, which will be at least 100% of the fair market value of the shares at such time as the option is granted and will not be less than the par value of the shares sold.

(e)           An option may be exercised at any time after the date of grant, subject to the provisions of section 6(f) of the Plan and to such other terms and conditions specified in the Stock Option Agreement, with respect to all or part of the shares covered by the option. An option may not be exercised for fractional shares of stock.

In the event the Company or the stockholders of the Company enter into an agreement to dispose of all or substantially all of the assets or stock of the Company by means of a sale, merger, reorganization, liquidation or otherwise, an option will become immediately exercisable with respect to the full number of shares.

(f)            An option will be exercised when written notice of such exercise has been given to the Company at its principle business office by the person entitled to exercise the option and full payment for the shares has been received by the Company. Until the stock certificates are issued, no right to vote, receive dividends, or any other rights as a shareholder will exist with respect to optioned shares, notwithstanding the exercise of the option.

(g)           An option may be exercised by the optionee only while he is, and has continually been, since the date of the grant of the option, an employee of the Company or within three months following termination of employment (for reasons other than death, disability or termination for cause).

If the continuous employment of an optionee terminates by reason of his death, options which the deceased employee would be entitled to exercise as of the date of death may be exercised within one year following the date of death by the person to whom his rights under such option will have passed by will or by the laws of descent and distribution, but in no event later than the expiration of the option. If the continuous employment of an optionee terminates by reason of disability, options which the disabled employee would be entitled to exercise as of the date of termination of employment may be exercised within one year following the date of termination, but in no event later than the expiration of the option.

If the continuous employment of an optionee terminates for cause, any options which have not been exercised as of the date of termination will be cancelled.

7.             Options Not Transferable. No option granted under the Plan will be transferable by the optionee, either voluntarily or involuntarily, except by will or the laws of descent and distribution, and then only to the extent provided in Section 6 hereof, or pursuant to a qualified domestic relations order (as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act and the rules thereunder.)

8.             Terms and Conditions of Restricted Stock Awards.

(a)           Administration. Shares of restricted stock may be issued either alone or in addition to other awards granted under the Plan. The Committee has the right to determine to whom, and the time or times at which, restricted stock awards will be made, the number of shares to be awarded, the time or times within which such awards may be subject to forfeiture, and all other conditions of the awards. The Committee may also condition the grant of restricted stock upon the attainment of specified performance goals. The provisions of restricted stock awards need not be the same with respect to each recipient.

(b)           Awards and Certificates. The prospective recipient of an award of shares of restricted stock will not have any rights with respect to such award, unless and until the recipient has executed a restricted stock agreement evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the then applicable terms and conditions.

(i)            Each participant will be issued a stock certificate in respect of shares of restricted stock awarded under the Plan. The certificate will be registered in the name of the participant, and will bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Enpath Medical, Inc. 1999 Incentive Stock Option Plan and an Agreement entered into between the registered owner and Enpath Medical, Inc. Copies of such Plan and Agreement are on file in the offices of Enpath Medical, Inc., 15301 Hwy 55 West, Plymouth, MN 55447.”

(ii)           The Committee must require that the stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon have lapsed, and that, as a condition of any restricted stock award, the participant will have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such award.

(c)           Restrictions and Conditions. The shares of restricted stock awarded pursuant to the Plan will be subject to the following restrictions and conditions:

(i)            Subject to the provisions of this Plan and the award agreement, during a period set by the Committee commencing with the date of such award (the “Restriction Period”), the participant will not be permitted to sell, transfer, pledge or assign shares of restricted stock awarded under the Plan. Within these limits, the Committee may provide for the lapse of such restrictions in installments where deemed appropriate.

(ii)           Except as provided in paragraph (c)(i) of this Section 8, the participant will have, with respect to the shares of restricted stock, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends. The Committee, in its sole discretion, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional shares of restricted stock (to the extent shares are available under Section 4 and subject to Section 10 below).

(iii)          Subject to the provisions of the award agreement and paragraph (c)(iv) of this Section 8, upon termination of employment for any reason during the Restriction Period, all shares still subject to restriction will be forfeited by the participant.

(iv)          In the event of special hardship circumstances of a participant whose employment is terminated (other than for cause), including death, disability or retirement, or in the event of an unforeseeable emergency of a participant still in service, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to such participant’s shares of restricted stock.

(v)           Notwithstanding the foregoing, in the event of the sale by the Company of substantially all of its assets and the consequent discontinuance of its business, or in the event of a merger, exchange, consolidation or liquidation of the Company, the Board will, in its sole discretion, in connection with the Board’s adoption of the plan for sale, merger, exchange, consolidation or liquidation, provide for one or more of the following with respect to restricted stock awards that are, on such date, still subject to a Restriction Period: (i) the removal of the restrictions on any or all outstanding restricted stock awards; (ii) the complete termination of this Plan and forfeiture of outstanding restricted stock awards prior to a date specified by the Board; and (iii) the continuance of the Plan with respect to the restricted stock award which were outstanding as of the date of adoption by the Board of such plan for sale, merger, exchange, consolidation or liquidation and provide to participants holding restricted stock awards the right to an equivalent number of restricted shares of stock of the corporation succeeding the Company by reason of such sale, merger, exchange, consolidation or liquidation. The grant of a restricted stock award pursuant to the Plan will not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

9.             Amendment or Termination of the Plan. The Board of Directors may amend the Plan from time to time as it deems advisable. The Board of Directors may at any time terminate the Plan, provided that any termination of the Plan will not affect options already granted. The options will remain in full force and effect as if the Plan had not been terminated.

10.           Agreement and Representation of Employee. As a condition to the exercise of any option (or portion thereof) or grant of restricted stock, the Company may require the participant represent and warrant at the time of any exercise or grant that the shares are being purchased only for investment and without any present intention to sell or distribute the shares if in the opinion of counsel for the Company such representation is required under the Securities Act of 1933, or any other applicable law, regulation or rule of any governmental agency.

In the event legal counsel to the Company renders an opinion to the Company that the shares for options exercised pursuant to this Plan cannot be issued to the participant because such act would violate the applicable Federal or State securities law, then and in that event, the optionee agrees that the Company will not be required to issue the shares to the optionee tendered to the Company upon exercise of the option.

11.           Effectiveness and Termination of the Plan.     The Plan will become effective upon adoption by the Board of Directors and will be subject to approval of the stockholders of Enpath Medical Inc. within 12 months of adoption. The Plan will terminate on the earliest of:

(a)           the date when all the common shares available under the Plan will have been acquired through exercising the options granted under the Plan,

(b)           August 1, 2009,

(c)           such other date as the Board may determine.

12.           Form of Awards. Options may be issued by the execution of an Enpath Medical, Inc. form entitled “Stock Option Agreement” and restricted stock awards may be issued by execution of an Enpath Medical, Inc. form entitled “Restricted Stock Agreement.”